SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2014

Rockdale Resources Corporation
(Exact name of registrant as specified in its charter)

Colorado	000-52692	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5114 Balcones Woods Drive, Suite 307-511, Austin, TX	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 512-537-2257

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 2, 2014, David N. Baker and Marc Spezialy entered into employment agreements with the Company. In addition to a base salary and in consideration for both Mr. Baker’s and Mr. Spezialys’ future services as officers and directors, each will receive restricted shares of the Company’s common stock according to the terms of their respective employment agreements, summarized below. The following summary is qualified in its entirety by the full terms of the underlying employment agreements, copies of which are filed herewith.

David N. Baker, age 46, entered into an employment agreement with the Company to serve as our Chief Executive Officer for an initial term of eighteen (18) months. The agreement provides that we will pay Mr. Baker an annual salary of $120,000 plus any discretionary bonuses that may be awarded by our board of directors.

Mr. Baker also received a one-time grant of eight hundred thousand (800,000) restricted shares of the Company’s common stock (the “Shares”), effective June 1, 2014. The Shares shall be forfeited should the employment agreement be terminated for any reason prior to the conclusion of the initial 18 month term at a rate equal to 44,445 of the Shares for each whole month that the employment period is terminated prior to the conclusion of the initial 18 month term.

Mr. Baker also received a separate grant of an additional 100,000 restricted shares of the Company’s common stock for his services as a Director effective June 1, 2014. These shares are not subject to potential forfeiture.

As reported on Form 8-K filed May 9, 2014, Mr. Baker recently joined our board of directors. Mr. Baker has been the Managing Member of Mercadyne Investments LLC and Mercadyne Advisors, LLC since December 2012. Mercadyne Investments LLC is a Registered Investment Advisor with the State of Washington Department of Financial Institutions. Previously, from March 2010 to December 2012, Mr. Baker was a Co-Founder and the chairman of the board of Xzeres Corp., a company engaged in the manufacture and sale of small wind power turbines. From January 2007 to December 2012, Mr. Baker was also the Managing Member of Cascade Summit, LLC, a private advisory firm focused upon advising small and micro-capitalization public and private companies regarding capital strategy, business strategy and restructurings, with an emphasis on alternative going public transactions.

Mr. Baker obtained a Series 65 Registered Investment Advisor Representative License in April 2014. Mr. Baker earned a J.D. in 1992 from Golden Gate University, with a focus on securities, and a B.A. in 1989 from the University of Colorado.

There are no family relationships between Mr. Baker and any of our other directors or executive officers.

Marc Spezialy, age 32, entered into an employment agreement with the Company to serve as both our Chief Operating Officer and as our Chief Financial Officer. Mr. Spezialy has been our Chief Financial Officer since April 2012 and has been our Chief Executive Officer and Director since January, 2013. His employment period will be for an initial term of twenty four (24) months. The employment agreement provides that we will pay Mr. Spezialy an annual salary of $120,000. Mr. Spezialy also received a one-time grant of one million (1,000,000) restricted shares of the Company’s common stock, effective June 1, 2014.

Mr. Spezialy also received a separate grant of an additional 100,000 restricted shares of the Company’s common stock for his services as a Director, effective June 1, 2014.

Prior to his positions with the Company, Mr. Spezialy was a manager at PricewaterhouseCoopers LLP between July 2011 and March 2012 in their Austin, Texas office. Between December 2009 and July 2011, Mr. Spezialy was with the accounting firm of Maxwell Locke and Ritter in Austin, Texas. Between July 2004 and December 2009, he was with PricewaterhouseCoopers LLP in their San Francisco, California and Austin, Texas offices. Mr. Spezialy received a Bachelor of Science in Accounting and Finance from the University of San Francisco and is a licensed CPA in Texas and California.

There are no family relationships between Mr. Spezialy and any of our other directors or executive officers.

Matthew Ferguson, age 37, received a grant of 100,000 restricted shares of the Company’s common stock as compensation for his services as a Director and a separate grant of an additional 100,000 restricted shares of the Company’s stock for his services as a board advisor. Both grants are effective June 1, 2014.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with David N. Baker, Date June 3, 2014
10.2	Employment Agreement with Marc Spezialy, Date June 3, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rockdale Resources Corporation

/s/ David Baker
David Baker Chief Executive Officer

Date: June 4, 2014

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